Exhibit 23.2

Williamson Petroleum Consultants, Inc.

Texas Registered Engineering Firm F-81

303 Veterans Airpark Lane, Suite 1100

Midland, Texas 79705

Phone: 432-685-6100

Fax: 432-685-3909

E-Mail: wpc@wpc-inc.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We have issued our report dated March 5, 2018, on estimates of proved reserves, future production and income attributable to certain leasehold interest of Ring Energy, Inc. (“Ring”) as of December 31, 2017. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein in this Annual Report on Form 10-K of Ring (this “Annual Report”) and to all references to our firm in this Annual Report.

Williamson Petroleum Consultants
F-81

Williamson Petroleum Consultants, Inc. F-81